Exhibit 99.1

Table 2
SPECTRUM BRANDS, INC.
Supplemental Financial Data
For the three and six months ended March 30, 2008 and April 1, 2007
(Unaudited)
($ in millions)

Supplemental Financial Data	F2008	F2007
Cash	$81.5	$118.2

Trade receivables, net	$365.0	$400.6
Days Sales Outstanding (a)	45	51

Inventory, net	$468.2	$476.5
Inventory Turnover (b)	3.4	2.8

Total Debt	$2,643.4	$2,659.8

	THREE MONTHS		SIX MONTHS
Supplemental Cash Flow Data	F2008	F2007	F2008	F2007
Depreciation and amortization, excluding amortization of debt
issuance costs	$35.5	$18.8	$51.7	$36.6

Capital expenditures	$5.5	$5.1	$10.6	$12.8

	THREE MONTHS		SIX MONTHS
Supplemental Segment Sales & Profitability	F2008	F2007	F2008	F2007

Net Sales
Global Batteries & Personal Care	$307.6	$297.2	$725.6	$724.1
Home and Garden	191.1	194.8	235.3	241.3
Global Pet Supplies	148.4	142.5	290.9	280.2
Total net sales	$647.1	$634.5	$1,251.8	$1,245.6

Segment Profit
Global Batteries & Personal Care	$24.7	$22.1	$71.7	$62.0
Home and Garden	(0.5)	14.8	(19.6)	(1.5)
Global Pet Supplies	15.3	16.4	32.1	34.7
Total segment profit	39.5	53.3	84.2	95.2

Corporate	9.2	17.9	17.5	31.2
Restructuring and related charges	5.4	17.9	10.4	27.4
Goodwill and intangibles impairment	13.2	214.0	13.2	214.0
Interest expense	58.3	85.2	115.4	132.1
Other (income) expense, net	(1.1)	2.3	(1.2)	3.3

Loss from continuing operations before income taxes	$(45.5)	$(284.0)	$(71.1)	$(312.8)

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 4
SPECTRUM BRANDS, INC.
Condensed Consolidated Statements of Operations (Quarterly)
(Unaudited)
($ millions)

			F2007			F2008
	Q1	Q2	Q3	Q4	F2007	Q1	Q2

Net sales	$ 611.1	$ 634.5	$ 660.0	$ 659.1	$ 2,564.7	$ 604.7	$ 647.1
Cost of goods sold	386.9	404.0	402.0	406.8	1,599.6	386.9	412.3
Restructuring and related charges	5.9	6.7	4.1	14.6	31.3	0.1	0.2
Gross profit	218.3	223.8	253.9	237.8	933.8	217.7	234.6

Selling	148.9	139.5	140.3	131.0	559.7	136.3	139.1
General and administrative	39.3	48.4	34.7	41.2	163.5	39.3	59.2
Research and development	7.4	7.2	6.5	5.9	27.0	5.8	6.2
Restructuring and related charges	3.6	11.2	26.8	25.1	66.7	4.9	5.2
Goodwill and intangibles impairment	-	214.0	-	148.4	362.4	-	13.2

Total operating expenses	199.2	420.3	208.3	351.5	1,179.2	186.3	222.9

Operating income (loss)	19.1	(196.5)	45.6	(113.7)	(245.4)	31.4	11.7

Interest expense	46.9	85.2	59.4	64.3	255.8	57.1	58.3
Other (income) expense, net	1.0	2.3	1.2	(4.8)	(0.3)	(0.1)	(1.1)

Loss from continuing operations before income taxes	(28.8)	(284.0)	(15.0)	(173.2)	(500.9)	(25.6)	(45.5)

Income tax expense (benefit)	(11.2)	(45.9)	(6.9)	119.7	55.7	16.5	66.3

Loss from continuing operations	(17.6)	(238.1)	(8.2)	(292.9)	(556.7)	(42.1)	(111.8)

Income (loss) from discontinued operations, net of tax (a)	(1.2)	0.6	0.7	(40.1)	(40.0)	(1.3)	0.1

Net loss	$ (18.8)	$ (237.5)	$ (7.4)	$ (333.0)	$ (596.7)	$ (43.4)	$ (111.7)

Note: Amounts calculated prior to rounding

(a)  Reflects the income (loss) from discontinued operations, net of tax, of the Canadian Home and Garden business, discontinued effective October 1, 2006. Included in the loss from discontinued operations for the three months ended December 30, 2007 is a loss on disposal of $1.1 million, net of tax benefit. The Company's Canadian Home and Garden business has been excluded from continuing operations for all periods presented.